Exhibit 4.4
POPULAR, INC. PUERTO RICO
SAVINGS AND INVESTMENT PLAN
Amended and Restated
as of June 1, 2008

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
Table of Contents

		Page

INTRODUCTION		4

ARTICLE I — DEFINITIONS		2
1.01	Account	2
1.02	Actual Deferral Percentage	2
1.03	Affiliated Company	2
1.04	Anniversary Date	2
1.05	After-Tax Contributions	3
1.06	After-Tax Spill-Over Contributions	3
1.07	Beneficiary	3
1.08	Benefits Committee	3
1.09	Before-Tax Contributions	3
1.10	Catch-up Contributions	3
1.11	Compensation	3
1.12	Deferral Limit	4
1.13	Early Retirement Date	4
1.14	Effective Date	4
1.15	Employee	4
1.16	Employee Contribution Account	4
1.17	Employer	4
1.18	Employer Contribution Account	4
1.19	Employer Matching Contributions	4
1.20	Employer Profit Sharing Contributions	5
1.21	Employment Commencement Date	5
1.22	ERISA	5
1.23	Excess Before-Tax Deferral	5
1.24	Highly Compensated Employee	5
1.25	Hour of Service	5
1.26	Investment Fund	5
1.27	Investment Committee	5
1.28	Normal Retirement Date	6
1.29	Parental Leave	6
1.30	Participant	6
1.31	Period of Severance	6
1.32	Plan	7
1.33	Plan Administrator	7
1.34	Plan Year	7
1.35	PR Code	7

2

3

INTRODUCTION
POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
Effective July 1, 2006, the Banco Popular de Puerto Rico Savings and Investment Plan is merged into and with the Popular, Inc. Puerto Rico Savings and Investment Plan (the “Plan”). Consequently, on that date, Popular, Inc. and Banco Popular de Puerto Rico become employers under the Plan.
Effective January 1, 2006, the Popular Inc, Retirement Savings Plan for Puerto Rico Subsidiaries was renamed the Popular, Inc. Puerto Rico Savings and Investment Plan. Also, effective January 1, 2006, multiple amendments are introduced to clarify provisions, to enhance others and to delete the Appendices to the Plan.
The Plan hereinafter set forth, is the renamed, amended and restated Popular Securities, Inc.-Institutional 1165(e) Plan into which the Popular Finance, Inc. Retirement & Savings Plan, the Popular Mortgage, Inc. 1165(e) Plan, the Popular Leasing & Rental, Inc. — Retirement & Savings Plan, the GMG Retirement & Savings Plan, the Popular Securities Retail 1165(e) Plan and the Popular Insurance Retirement and Savings Plan were merged as of midnight on December 31, 2000 and of which Popular, Inc. assumed sponsorship of as of 12:01 A.M. on January 1, 2001. The effective date of the renamed, amended and restated plan is January 1, 2001. The Plan was amended and restated effective as of July 1, 2001 to reduce the eligibility period from one year of service to three months of service.
It is the intention of Popular, Inc. that all of its subsidiaries and affiliates offer the same level of employee benefits to their employees. The Popular, Inc. Puerto Rico Savings and Investment Plan implements this policy by offering employees of all Puerto Rico subsidiaries or affiliates of Popular, Inc. who adopt the Plan a tax qualified profit sharing plan with a cash or deferred compensation arrangement.

4

ARTICLE I
DEFINITIONS
Where the following words and phrases appear in the Plan, they shall have the respective meanings as set forth below, unless the context in which they are used clearly indicates a different meaning.
1.01 Account
The Account established and maintained on behalf of a Participant including, but not limited to, a Participant’s “Employer Contribution Account” and “Employee Contribution Account” and such other sub-accounts as may be needed to properly and effectively record a Participant’s interest in the Plan.
1.02 Actual Deferral Percentage
For a specified group of employees for a Plan Year, the average of the ratios (calculated separately for each person in such group):
(i)	The aggregate of the Before-Tax Contributions (and such other contributions which, in accordance with applicable rules and regulations promulgated under the PR Code, may be aggregated with such Before-Tax Contributions for purposes of demonstrating compliance with the requirements of the PR Code) which are actually payable to the Plan on behalf of each such Employee, bears to

(ii)	Such Employee’s Compensation for such Plan Year.
1.03 Affiliated Company
An Employer and any corporation which is a member of a controlled group of corporations (as defined in Section 210(a) of ERISA) which includes (a) the Employer and (b) any trade or business (whether or not incorporated) which is under common control (as defined in Section 210(b) of ERISA) with the Employer. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company during any period it does not satisfy clause (a) or (b) of this definition.
1.04 Anniversary Date
The Effective Date and each January 1 thereafter.

1.05 After-Tax Contributions
Participant Contributions made after taxes have been deducted from his compensation pursuant to Section 3.01(a).
1.06 After-Tax Spill-Over Contributions
Before-Tax Contributions that are limited by operation of law to an amount that is less than the maximum dollar amount permitted by law, increased by the Catch-up Contributions limitation, if applicable.
1.07 Beneficiary
The person or persons designated to receive benefits payable under the Plan in the event of a Participant’s death. Such designation may be changed at any time by the Participant. A Participant may also name one or more contingent Beneficiaries to receive any benefits payable in the event of his death with no surviving primary Beneficiary. In the absence of any designation, or if no designated person is living when a benefit is payable, Beneficiary shall mean the Participant’s spouse as defined under ERISA, or where there is no surviving spouse, the Participant’s estate.
1.08 Benefits Committee
The persons appointed by the Board of Directors of Popular, Inc. to the Puerto Rico Benefits Committee to administer the Plan in accordance with the provisions of Article VIII with the powers delegated by the Board of Directors of Popular, Inc. therefor.
1.09 Before- Tax Contributions
Contributions made by the Employer pursuant to either (i) a Participant’s having elected to reduce his compensation under Section 3.01(b) or, (ii) the operation of the auto-enrollment feature of Section 3.01(b).
1.10 Catch-up Contributions
Before-Tax Contributions made in excess of the Deferral Limit by a Participant who has reached age 50, irrespective of whether the Catch-up Contributions is made as a result of the Participants’ affirmative election or through operation of Section 3.01(b) of the Plan. Catch-up contributions are limited to $1,000 per Plan Year or such other amount as may be provide in the PR Code.
1.11 Compensation
Total compensation currently includible in income for income tax purposes paid to a Participant by an Employer during the Plan Year including Before-Tax Contributions made pursuant to Section 3.01(b) but, excluding car allowance, long term incentive compensation, recognition awards, in general, and the cash equivalent value of non-cash compensation.

1.12 Deferral Limit
The Before-Tax Contributions limit under the PR Code.
1.13 Early Retirement Date
The date a Participant attains age 55 with no less than 10 Years of Service.
1.14 Effective Date
The original effective date is January 1, 2001. The effective date of the amended and restated Plan is January 1, 2008.
1.15 Employee
Subject to the following sentence, any person who is employed in Puerto Rico on or after the Effective Date by the Employer (or who is on an authorized leave of absence and who was employed immediately preceding such leave). The following individuals should not be considered Employees for purposes of determining eligibility to participate in this Plan (a) any person who is covered by a collective bargaining agreement (unless the collective bargaining agreement specifically provides for his inclusion in this Plan), (b) an individual described in Section 2.01(c) or, (c) seasonal employees.
1.16 Employee Contribution Account
That portion of a Participant’s Account to which Employee Before-Tax, After-Tax, Catch-up and Rollover contributions are credited pursuant to Article III. Other contributions that are permissible under the Plan may be accounted for in the Employee Contribution Account to comply with applicable law.
1.17 Employer
Popular, Inc. and any Affiliated Company which has expressly adopted the Plan with the consent of Popular, Inc. in accordance with adoption procedures established by Popular, Inc., in its sole discretion.
1.18 Employer Contribution Account
That portion of a Participant’s Account to which Employer Matching and Profit Sharing Contributions are credited pursuant to Article IV.
1.19 Employer Matching Contributions
Employer contributions made pursuant to Section 4.02.

1.20 Employer Profit Sharing Contributions
Employer contributions made pursuant to Section 4.01.
1.21 Employment Commencement Date
For all purposes of the Plan, the date on which a person employed by the Employer or an Affiliated Company first performs an Hour of Service.
1.22 ERISA
The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered. References to a section of ERISA shall be deemed to also be a reference to its enabling regulations.
1.23 Excess Before-Tax Deferral
The amount of Compensation which a Participant has elected to have the Employer contribute to the Plan rather than receive it in cash, which is a Participant Contribution under Section 3.01 for a calendar year that the Participant allocates to this Plan pursuant to the claim procedure set forth in subsection 3.03(c) hereof.
1.24 Highly Compensated Employee
An employee who during the relevant period is more highly compensated than two-thirds (2/3) of all eligible employees provided, that if the definition of Highly Compensated Employee is amended in Section (1165)(e)(3)(E)(iii) of the PR Code, the Plan will be deemed amended as provided in such Section of the PR Code.
1.25 Hour of Service
Each hour for which a person is directly or indirectly compensated by the Employer or an Affiliated Company for the performance of duties, including each such hour during which a person was covered by a collective bargaining agreement.
1.26 Investment Fund
Any fund for investment of contributions as described in Section 5.03.
1.27 Investment Committee
The persons appointed by the Board of Directors of Popular, Inc. to the Investment Committee responsible for selecting the Investment Funds.

1.28 Normal Retirement Date
The date on which a Participant attains age 65.
1.29 Parental Leave
An Employee’s absence from work for the Employer (a) by reason of the pregnancy of such Employee; (b) by reason of the birth of a child of such Employee; (c) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee; or (d) for purposes of caring for a child of such Employee immediately following the birth of the child or the placement of the child with such Employee. Such leave may not exceed twenty-four months and thereafter shall be deemed a Termination of Employment unless the individual subsequently returns to employment with an Employer or an Affiliated Company or is granted another type of approved leave.
An Employee shall be required to furnish the Plan Administrator with such information as may be reasonably required in order to establish (i) that the Employee’s absence is one described in this Section and (ii) the number of days during such absence.
1.30 Participant
An Employee eligible to participate in the Plan who has satisfied the requirements of Section 2.01(a) (an Active Participant), or a former Employee receiving or eligible to receive a benefit (an Inactive Participant).
For purposes of this Section 1.30, any person employed by an Employer or an Affiliated Company who is not an Employee but who will be eligible for benefits upon his Termination of Employment shall be referred to as an Inactive Participant.
1.31 Period of Severance
The period, measured in full years and months, between a Participant’s Severance from Service Date and a subsequent Reemployment Commencement Date. However, in the case of a leave of absence that would be the type of leave that would be required to be granted under the Family and Medical Leave Act of 1993 (“Family and Medical Leave Act”) if an employee was covered by such leave, the portion of such leave which is not in excess of the period granted under the Family and Medical Leave Act shall not be included in a Participant’s Period of Severance.
Notwithstanding the above, leaves of absence formally approved by the Employer as leaves in which service credit will be given under this Plan, shall not constitute a Period of Severance but shall be considered as Years of Service in determining service for vesting and eligibility provided that the Participant returns to employment of the Employer immediately following such leave of absence.

1.32 Plan
The retirement plan set forth herein and as amended hereafter, which is known as the:
“Popular, Inc. Puerto Rico Savings and Investment Plan”
1.33 Plan Administrator
The Benefits Committee appointed by the Board of Directors of Popular, Inc. pursuant to Article VII hereof.
1.34 Plan Year
The calendar year.
1.35 PR Code
The Puerto Rico Internal Revenue Code of 1994, as now in effect or as hereafter amended. All citations to sections of the PR Code are to such sections as they may from time to time be amended or renumbered.
1.36 Qualifying Employer Securities
Shares of common stock of Popular, Inc. offered as an investment option under the Plan.
1.37 Reemployment Commencement Date
The date on which a person formerly employed by the Employer or an Affiliated Company first performs an Hour of Service after a Period of Severance.
1.38 Retirement
The date on which a Participant incurs a Severance from Service Date after attaining his (i) Normal Retirement Date or (ii) his Early Retirement Date.
1.39 Rollover Contributions
Contributions made to the Plan pursuant to Section 3.01(i ) of monies received by a Participant from another plan qualified under PR Code Section 1165.
1.40 Severance from Service Date
The earliest of the following:
(a) The date of a person’s Termination of Employment or death.

(b) The day following a period of one full year during which a person previously employed by the Employer does not perform services for the Employer or an Affiliated Company for any reason other than his resignation, discharge, retirement, or death. These reasons shall include, but shall not be limited to, vacation, holiday, sickness, disability, leave of absence, or layoff.
(c) the second anniversary of a Participant’s absence due to Maternity or Paternity Leave.
For all purposes of the Plan, a person’s employment with the Employer or an Affiliated Company shall be deemed to have terminated as of a Severance from Service Date.
1.41 Termination of Employment
A Participant’s termination of employment with an Affiliated Company, whether voluntary or involuntary, for any reason, including but not limited to quit, discharge or incurrence of a Total and Permanent Disability. However, a Termination of Employment shall not include a Maternity or Paternity Leave or Family and Medical Act Leave, transfer to another Affiliated Company, or death.
1.42 Total and Permanent Disability
A physical condition of a Participant which results in benefit payments under the Employer’s long term disability plan.
1.43 Transferred Shares
Shares of Qualifying Employer Securities credited to a Participant’s account in the Banco Popular de Puerto Rico Savings and Investment Plan attributable to employer profit sharing contributions that were transferred to the Plan as a result of the merger the Banco Popular de Puerto Rico Savings and Investment Plan into the Plan on July 1, 2006.
1.44 Trust Agreements
One or more legally-binding agreements between Popular, Inc. and the Trustees. Any term defined in the Trust Agreements shall have the same meaning as therein ascribed when used herein, unless the context clearly implies a different meaning.
1.45 Trustees
The trustees named in the Trust Agreements, or their successors, if any.
1.46 Trust Funds
The properties and monies which shall from time to time be held by the Trustees under the Trust Agreements.

1.47 Valuation Date
Every day that the New York Stock Exchange is open for business, provided that a Valuation Date for Qualifying Employer Securities shall be every day that the New York Stock Exchange and the Plan’s recordkeeper are open for business.
1.48 Years of Service
The period measured in full months and years (as defined below) beginning on a person’s Employment Commencement Date and ending on his last Severance from Service Date, but excluding the following:
(a) any intervening Period of Severance provided that the person’s Reemployment Commencement Date followed a period of at least one full year during which he completed no Hours of Service.
(b) any Years of Service preceding a Period of Severance of at least 60 full months provided:
(i)	the Participant was not entitled to any vested benefit under the Plan at the commencement of the Period of Severance, and

(ii)	the length of the Period of Severance exceeded the greater of 60 months and his Years of Service determined as of the Severance from Service Date, and

(iii)	the Participant had not incurred a Total and Permanent Disability, which disability continued throughout the Period of Severance.
A Year of Service shall include any period for which a person is directly or indirectly compensated by the Employer or an Affiliated Company on account of a period of time during which no duties are performed or for which back pay has been received by the person (irrespective of whether mitigating damages have been awarded or agreed to by the Employer or the Affiliated Company) due to:
(i)	vacation or holiday,

(ii)	illness or incapacity,

(iii)	layoff,

(iv)	jury duty,

(v)	military duty,

(vi)	leave of absence.
For all purposes of this Section 1.48, a period beginning on any given day of a month and ending on the day preceding the corresponding day of the following month shall constitute a full month. Twelve such full months shall constitute a full year.

For all purposes of the Plan, Years of Service shall also include any periods of service with another employer for which credit is granted under the Plan. However, Years of Service for vesting purposes shall exclude any service for the Employer or an Affiliated Company prior to the Employee’s attainment of age 18.
For all purposes of the Plan, Years of Service shall include all periods of service with an Affiliated Company that is not an Employer..
Effective on or after December 12, 1994, service credit with respect to qualified military service will be provided in accordance with the Uniformed Services Employment and Reemployment Rights Act of 1994.
ARTICLE II
PARTICIPATION
2.01 Requirements for Participation
(a) Subject to the limitations of Section 2.01(c) below, provided he has 18 years of age or more, an individual shall become a Participant in the Plan as of the first day of the month coincident with or next following the later of (1) the date he satisfies the definition of an Employee, or (2) his completion of thirty (30) days of service. Participation in the Plan shall occur automatically upon meeting the requirements for participation of this Article II.
(b) If an Inactive or former Participant again becomes an Employee, he shall immediately be eligible to participate in the Plan.
(c) An individual shall not be eligible to participate in the Plan if such individual
(i)	is classified by the Employer as a leased employee,

(ii)	is classified by an Employer as performing services for an Affiliated Company under an agreement or arrangement pursuant to which he is treated as an independent contractor, or

(iii)	is not classified by an Affiliated Company as an employee for purposes of withholding employment taxes.
The classifications by the Employer under the prior sentence shall be determinative (irrespective of whether the individual is subsequently reclassified or treated as an employee of an Affiliated Company under common-law employment principles by any governmental agency or authority, or a court).
(d) In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate but has not incurred a Period of Severance, such Employee will participate immediately upon once again becoming a member of an eligible class of Employees.

(e) In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate immediately if such Employee has satisfied the age and service requirements and would have otherwise previously become a Participant. Notwithstanding, an Employee who is a part-time employee shall not be automatically enrolled in the Plan as provided in the preceding sentence.
2.02 Cessation of Participation
An Employee’s participation in the Plan shall cease upon the complete distribution of his Account under the Plan.
2.03 Establishment of Account
(a) The Plan Administrator shall establish and maintain or cause to be established and maintained in respect of each Participant, an Account showing his interest under the Plan and in the Trust Funds, and all other relevant data pertaining thereto. Each Participant shall be furnished with a written statement of his Account not less frequently than quarterly and upon any distribution to him. In maintaining the Account under the Plan or causing them to be maintained, the Plan Administrator may conclusively rely on the valuations of the Trust Funds in accordance with the Plan and the terms of the Trust Agreements.
(b) The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust Agreements.
ARTICLE III
PARTICIPANT CONTRIBUTIONS
3.01 Procedure for Making Contributions
(a) After-Tax Contributions. Subject to any limitations set forth in the PR Code from time to time, each Participant may designate, pursuant to procedures established by the Plan Administrator, and contribute to the Plan as an After Tax Contribution an amount equal to not less than 1% nor more than 10% (in whole percentage points) of his Compensation; provided, however, that a Participant shall not contribute, or elect to have contributed on his behalf, amounts with respect to Compensation received by him after the close of the calendar year during which he had a Termination of Employment. Notwithstanding any provision in the Plan to the contrary, in no event may After-Tax Contributions exceed 10% of the Participant’s accumulated Compensation since he or she became a Participant in the Plan. A Participant may have his After-Tax Contribution election limited by reason of his Before-Tax Contribution being recharacterized as an After-Tax Spill-Over Contribution as further described in Section 3.01(b).
(b) Before-Tax Contributions. Subject to the limitations set forth below, each Participant may elect that his Employer contribute directly to the Plan an amount equal to a whole percentage of his Compensation, not less than 1% nor greater than 10% which amount shall be his Before-Tax

Contribution. Additionally, a Participant who elects to make the maximum allowable Before-Tax Contribution, as stated above, and who will reach age 50 during the Plan Year may elect to make Catch-up Contributions to the Plan of up to the maximum allowable under PR Code Section 1165(e)(7)(C) per Plan Year. Notwithstanding, the determination of whether a contribution made pursuant to an election to make Catch-up Contributions meets all legal and Plan requirements to be considered a Catch-up Contribution shall be made as of the close of the Plan Year. All Participants shall be deemed to have elected to make the maximum Catch-up Contributions to the Plan upon meeting the requirements therefor. A Participant may elect to make a Catch-up Contribution in another percentage of amount (including zero) pursuant uniform, non-discriminatory procedures established by the Plan Administrator. Catch-up Contributions shall be treated as Before-Tax Contributions for all purposes under the Plan except for purposes of discrimination testing under Section 3.02.
A Participant who does not elect to make a Before-Tax Contribution upon enrollment for participation in the Plan shall be deemed to have elected to make Before-Tax Contributions equal to 2% of Compensation. An election of a Before-Tax Contribution of zero percent (0%) shall be deemed to be an election to not participate in the Plan. Notwithstanding, an Employee who is not a full-time employee shall not be deemed to automatically elect a 2% Before-Tax Contribution. A part-time employee shall affirmatively elect the percentage of their Before-Tax Contributions, a failure to elect shall be deemed an election to not participate in the Plan.
The maximum Before-Tax Contribution by a Participant who is determined to be a Highly Compensated Employee under Section 3.02, for the Plan Year in question, may be further restricted or limited by the Plan Administrator from time to time. A participant whose Before-Tax Contribution is limited by operation of law to an amount that is less than the maximum dollar amount allowable by law, shall have his election to make Before-Tax Contributions changed to make After-Tax Spill-Over Contributions but only in that amount that is limited by operation of law in excess of Catch-up Contributions.
(c) Notwithstanding any election in accordance with Section 3.01(b), if the Plan Administrator at any time determines that all or any portion of the Participant’s Before-Tax Contributions should be treated as After-Tax Contributions to allow for the Before-Tax Contribution provisions of the Plan to qualify as a qualified cash or deferred arrangement for purposes of Section 1165(e) of the PR Code, or if the Actual Deferral Percentage standards set forth in the PR Code are not met at the end of the Plan Year; then the Plan Administrator, in its sole and absolute discretion, (i) may, in accordance with Section 3.02(b) below, limit the amount which shall be contributed by the Employer as Before-Tax Contributions after the date of such determination on behalf of all or any part of the Participants and (ii) shall distribute any excess Before-Tax Contributions made with respect to the Plan Year to the affected Participants as soon as practicable after the end of the Plan Year.
(d) The Employer shall (i) deduct a Participant’s After-Tax Contributions from the Participant’s Compensation on a per payroll basis, (ii) reduce the Compensation that is paid to the Participant directly in cash by an amount equal to the Participant’s Before-Tax Contributions on a per payroll basis, and (iii) contribute a Participant’s After-Tax,. Before-Tax and Catch-up Contributions to the Plan on behalf of the Participant. The amounts so deducted and so contributed shall be paid by the

Employer to the Trustees no later than 15 days following the end of the month with respect to which such amounts are deducted and contributed or within such shorter period of time as may be required under the PR Code, ERISA or related regulations.
(e) A Participant may elect to change the rate of his After-Tax Contributions to any other rate permitted by Subsection (a) of this Section 3.01 and may elect to change the amount to be contributed by the Employer directly to the plan as Before-Tax Contributions to an amount permitted by Subsection (b) of this Section 3.01 with respect to such contributions to be made after the effective date of the election, pursuant to procedures established by the Plan Administrator, effective on the next payroll after such change, or as of such other effective date as may be determined by the Plan Administrator.
(f) Not later than 15 days prior to the beginning of a calendar month or not later than such other date as may be determined by the Plan Administrator, a Participant may elect, pursuant to procedures established by the Plan Administrator, (i) to suspend making After-Tax Contributions and (ii) that the Employer should suspend making Before-Tax Contributions on his behalf, all as of the beginning of such payroll period. Not later than 15 days prior to the beginning of a calendar month or not later than such other date as may be determined by the Plan Administrator, such Participant may elect (i) to resume making After-Tax Contributions by indicating any amount of contributions permitted under Subsection (a) and (ii) that the Employer shall resume making Before-Tax Contributions on his behalf by designating an amount of Compensation that is permitted under Subsection (b) hereof as Before-Tax Contributions.
(g) Contributions pursuant to this Section 3.01 shall be credited to each Participant’s Account.
(h) Notwithstanding any election in accordance with paragraph (b) of this Section 3.01, the total amount of a Participant’s Before-Tax Contributions for any calendar year shall not exceed the Deferral Limit. If a Participant reaches the Deferral Limit, the Plan Administrator, in its discretion, can direct that all or any portion of such Participant’s Before-Tax Contributions during such year shall be After-Tax Contributions regardless of such Participant’s elections pursuant to Sections 3.01(a) and 3.01(b), provided, however, that After-Tax Contributions shall never exceed the limitations set forth in Section 3.01(a).
(i) Rollover from Other Plans. An Employee eligible to participate in the Plan, regardless of whether he has satisfied the participation requirements of Section 2.01, may transfer to the Plan an Eligible Rollover Distribution, as defined in Section 6.11(a) hereof, provided that such distribution is from an Eligible Retirement Plan, as defined in Section 6.11(b) hereof. If such transfer is not a direct transfer, such a transfer may be made only if the following conditions are met:
(i) the transfer occurs on or before the 60th day following the Employee’s receipt of the distribution from the Eligible Retirement Plan; and
(ii) the amount transferred is equal to the distribution the Employee received from the Eligible Retirement Plan, not in excess of the fair market value of all property received in such a distribution.

The Plan Administrator shall develop such procedures, and may require such information, from a Participant desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Plan Administrator, the amount transferred shall be deposited in the Trust Funds and shall be credited to the Participant’s Account. Such rollover amount shall be one hundred percent (100%) vested in the Participant, shall share in the income allocations in accordance with Article V, but shall not share in the Employer Matching Contributions or the forfeiture allocations. Upon termination of employment, the total amount of the rollover contribution shall be distributed in accordance with the terms of the Plan.
Upon such a transfer by an Employee who is otherwise eligible to participate in the Plan but who has not yet completed the participation requirements of Section 2.01, his rollover amount shall represent his sole interest in the Plan until he becomes a Participant.
(j) Notwithstanding anything in the foregoing to the contrary, the Plan Administrator may limit or suspend a Participant’s After-Tax or Before-Tax Contributions pursuant to uniform, non-discriminatory rules issued for ease of Plan administration.
3.02 Limitations on Before-Tax Contributions
(a) Notwithstanding the foregoing provisions of this Article III, the Plan Administrator shall limit the amount of Before-Tax Contributions made on behalf of each “Highly Compensated Employee” to the extent necessary to ensure that either of the following tests is satisfied:
(i)	The “Actual Deferral Percentage” (as hereinafter defined) of the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible Employees (“non-Highly Compensated Employees”) multiplied by 1.25; or

(ii)	The excess of the Actual Deferral Percentage for the group of eligible Highly Compensated Employees over that of all other eligible non-Highly Compensated Employees for the Plan Year is not more than two percentage points, and the Actual Deferral Percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible non-Highly Compensated Employees multiplied by 2.0.
For the purposes of this Section 3.02, Section 3.04 and Section 3.05, “eligible” means eligible to be a Participant of this Plan pursuant to Section 2.01(a).
For purposes of this Section 3.02, the term “Actual Deferral Percentage” shall mean, for a specified group of Employees for a Plan Year, the average of the ratios (calculated separately for each person in such group) of
In the event it is determined prior to any payroll period that the amount of Before-Tax Contributions elected to be made thereafter would cause the limitation prescribed in this Section 3.02 to be exceeded, the amount of Before-Tax Contributions allowed to be made on behalf of Highly

Compensated Employees shall be reduced to a rate determined by the Plan Administrator, and any elections of future Before-Tax Contributions which exceed the rate determined by the Plan Administrator shall be deemed to be After-Tax Contributions for the remainder of the Plan Year, notwithstanding the limitations on contribution rate changes in Section 3.01(e), but subject to the limitation on After-Tax Contributions of Section 3.01(a). Except as is hereinafter provided, the Participants to whom such reduction is applicable and the amount of such reduction shall be determined pursuant to such uniform and nondiscriminatory rules as the Plan Administrator shall prescribe.
(b) Notwithstanding the provisions of the foregoing paragraph, with respect to any Plan Year in which Before-Tax Contributions on behalf of Highly Compensated Employees exceed the applicable limit set forth in this Section 3.02, the Plan Administrator shall reduce the amount of the excess Before-Tax Contributions made on behalf of the Highly Compensated Employees (by reducing such contributions in order of Actual Deferral Percentages beginning with the highest), and shall distribute such excess Before-Tax Contributions (along with earnings attributable to such excess Before-Tax Contributions, as determined pursuant to such rules and regulations as shall be prescribed by the Puerto Rico Department of the Treasury) to the affected Highly Compensated Employees as soon as practicable after the end of such Plan Year, and in all events prior to the end of the next following Plan Year. Any excess Before-Tax Contributions to be returned to Highly Compensated Employees shall be calculated and distributed using the methods allowed under the PR Code and its regulation. In lieu of such distribution of excess Before-Tax Contributions, the Plan Administrator may, to the extent permitted by applicable rules and regulations (and (i) except with respect to situations in which Section 3.01(h) applies, and (ii) prior to March 15 of the calendar year following the Plan Year in which such contributions are made or such later date as may be permitted under the PR Code), recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Before-Tax Contributions for Participants who are Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in this Section 3.02 and subject to the limitation on After-tax Contributions of Section 3.01(a).
In lieu of either distributing or recharacterizing excess Before-Tax Contributions, the Employer may, to the extent permitted by applicable rules and regulations, make a qualified nonelective contribution on behalf of non-Highly Compensated Employees in an amount sufficient to satisfy one of the non-discrimination tests set forth above. Allocation of any such qualified non-elective contribution would be to the Participant Before-Tax Account of non-Highly Compensated Employees utilizing such uniform, non-discriminatory method as the Plan Administrator may determine.
(c) Employer Matching Contributions attributable to the Before-Tax Contributions of Highly Compensated Employees that have been distributed or recharacterized shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Employer Contributions in the next following Plan Year.
3.03 Distributions of Excess Deferrals
(a) Notwithstanding any other provision of the Plan, Excess Before-Tax Deferrals (as hereinafter defined) and earnings allocable thereto, as determined pursuant to such rules and regulations as are prescribed by the Puerto Rico Department of the Treasury, may be distributed no later than April 15

(or such later date as may be permitted under the PR Code) to Participants who claim such allocable Excess Before-Tax Deferrals (which shall be the “Excess Before-Tax Deferrals” plus earnings, if any) for the preceding calendar year.
(b) The Participant’s claim shall be in writing; shall be submitted to the Plan Administrator no later than March 1 (or such other date as the Plan Administrator may specify); shall specify the amount of the Participant’s Excess Before-Tax Deferral for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, the Excess Before-Tax Deferrals, when added to amounts deferred under other plans or arrangements described in PR Code Section 1165(e) exceeds the limit imposed on the Participant in accordance with the applicable provisions of the PR Code for the year in which the deferral occurred.
(c) Notwithstanding any provision of Articles III or IV to the contrary, any Employer Matching Contribution attributable to an Excess Before-Tax Deferral distributed to a Participant under Section 3.02(a) shall not be retained by or distributed to the Participant (unless and to the extent permitted under the PR Code and so determined by the Employer in a uniform, nondiscriminatory manner), but shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Employer Contributions in the next following Plan Year.
ARTICLE IV
EMPLOYER CONTRIBUTIONS
4.01 Amount of Employer Profit Sharing Contribution
An Employer may contribute to the Trust, as of the end of each Plan Year, a percentage of the Employer’s Net Profits as an Employer Profit Sharing Contribution. The amount of such contribution, if any, shall be determined by the Employer’s Board of Directors in its sole discretion. Any such contribution shall be made as soon as practicable after the close of the Employer’s Fiscal Year.
4.02 Amount of Employer Matching Contribution
The Employer will match 100% of the first 3% of Compensation contributed by a Participant to the Plan as a Before-Tax Contribution, plus 50% of the next 2% contributed by a Participant to the Plan as a Before-Tax Contribution — yielding a maximum Employer Matching Contribution of 4%. If after matching all of a Participant’s Before-Tax Contributions a Participant’s total Employer Matching Contributions is not equal to 4% of the Participant’s Compensation, additional Employer Matching Contributions will be made to the Participant’s Account, as stated above, based on the Participant’s Catch-up Contributions. If after considering and matching the Participant’s Before-Tax Contributions and Catch-up Contributions a Participant’s total Employer Matching Contribution is not equal to 4% of the Participant’s Compensation, additional Employer Matching Contributions will be made to the Participant’s Account, as stated above, based on the Before-Tax Contributions reclassified as After-Tax Spillover Contributions pursuant to Section 3.01(b).

4.03 Allocation of Employer Contributions
Employer Profit Sharing Contributions shall be allocated only to the Employer Contribution Account of Participants who are employed by the Employer on the last day of the Plan Year and on behalf of Participants whose employment has terminated during the Plan Year by reason of retirement, death or Total and Permanent Disability, provided, however, that a Participant who transfers employment from his Employer to an Affiliated Company at the request of his Employer or Popular, Inc. shall be eligible to participate in Employer Profit Sharing Contributions for the Plan Year of such transfer of employment with respect to Compensation earned up to the date of transfer. Employer Matching Contributions shall be made by the Employer at the close of each payroll period.
4.04 Investment of Employer Contributions
The amounts allocated to each Participant pursuant to Sections 4.02 and 4.03 shall be credited to his Employer Contributions Accounts and invested in accordance with the Participant’s investment directions.
4.05 Return of Employer Contributions
(a) If, after an Employer Contribution has been made and allocated, it should appear that, through oversight, or a mistake of fact or law, a Participant (or an Employee who should have been considered a Participant) who should have been entitled to share in such contribution, receives no allocation or received an allocation which was less than he should have received, the Employer may, at its election and in lieu of reallocating such contribution, make a special make-up contribution for the Employer Contributions Account of such Participant in an amount sufficient to provide for him the same addition to his Employer Contributions Account as he should have received. Similarly, if a Participant received an allocation which was more than he should have received (or a Participant was inappropriately included in the Plan), the Employer, at its election, may reallocate such contribution, offset other Employer Contributions against such allocation, or use such allocation to pay Plan expenses.
(b) To the extent permitted by ERISA, each contribution made to the Plan by the Employer shall be made on the condition that it is currently deductible by the Employer under PR Code Section 1023(n) for the taxable year with respect to which the contribution is made. If a contribution is subsequently determined, whether in whole or in part, not to be currently deductible as provided in the preceding sentence, the Employer may request that an amount equal to the disallowed deduction be returned to the Employer within one year of the date of disallowance of the deduction of such Employer Contribution.
(c) Earnings attributable to a contribution that is returned pursuant to Subsection (a) or (b) above shall not be withdrawn, but losses attributable thereto shall reduce the amount returned to the Employer.

ARTICLE V
INVESTMENT OF CONTRIBUTIONS AND VALUATION OF ACCOUNTS
5.01 Establishment of Trust Funds
Popular, Inc. shall appoint one or more Trustees and establish or adopt one or more Trust Funds to which all Employer and Employee Contributions shall be made. The Trust Funds shall be held, invested, reinvested, used and disbursed by the Trustees in accordance with the provisions of the Plan and the Trust Agreements.
Popular, Inc. may remove the Trustees at any time upon the provision of notice as required by the Trust Agreements. Popular, Inc. shall designate successor Trustees as provided in the Trust Agreements. The Trustees shall have the sole and complete discretion with respect to the management and control of the Trust Funds including the exclusive and sole authority to vote on any matter involving the shares of Popular, Inc. stock under the Plan except as provided under Section 5.05. In addition, Popular, Inc. shall not influence the manner or timing of any and all stock purchases made by the Trustees.
No person shall have any interest in, or right to, the Trust Funds or any part thereof, except as expressly provided in the Plan or the Trust Agreements. Any provisions of the Plan to the contrary notwithstanding, and except for the payment of expenses of the Plan and as provided in Section 4.05, no part of the assets of the Trust Funds shall, by reason of any modification, amendment, termination, or otherwise, be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.
5.02 Operation of the Trust Funds
All amounts of money, securities or other property received under the Plan shall be delivered to the Trustees under the Trust Funds, to be managed, invested, reinvested and distributed for the exclusive benefit of the Participants and their Beneficiaries in accordance with the Plan. Separate, commingled funds for the investment of Plan assets held in the Trust Funds shall be established and maintained under the Trust Funds.
5.03 Investment Funds
(a) There shall be established as part of the Trust Funds a reasonable range of investment options. The Investment Committee may from time to time, in its discretion, change, delete or add Investment Funds available within the Trust Funds; provided that unless and until the Plan is amended accordingly, the Plan shall provide Qualifying Employer Securities as an investment option.
(b) Income from and proceeds of sales of investments in each Investment Fund shall be reinvested in the same Investment Fund. Any income or other taxes payable with respect to an Investment Fund shall be charged to such Investment Fund.

(c) A Trustee may, from time to time, make temporary investments in short term obligations of the United States Government, commercial paper, or other investments of a short term nature, pending investment in an Investment Fund.
5.04 Investment Direction
(a) A Participant may elect that his Employee Contributions for each payroll period be invested in 1% increments totaling 100% in one or more of the Investment Funds. Such election must be made pursuant to procedures prescribed by the Plan Administrator. Such election shall be effective until and unless a Participant makes a different election for any period, but only as provided for under Subsection 5.04(b) and Subsection 5.04(c). If the Participant fails to file a timely initial investment election, he shall be deemed to have elected to have 100% of his Employee Contributions invested in such Investment Fund that meets the requirements of Section 404(c)(5) of ERISA as may be determined by the Investment Committee from time to time.
(b) A Participant may change his election with respect to future Participant and Employer Contributions pursuant to procedures prescribed by the Plan Administrator, and may not change his election in any other manner except as provided in Subsection 5.04(c).
(c) Pursuant to procedures prescribed by the Plan Administrator, a Participant may elect to have any or all of the value in any of the Investment Funds which are credited to his Employee and/or Employer Contribution Account transferred and invested in any one or more of the Investment Funds.
(d) To the extent that Participants direct the investment of their Accounts, it is intended that ERISA Section 404(c) apply to the Plan, and neither the Employer, the Plan Administrator, the Investment Committee, the Trustees nor any other fiduciary will have any responsibility or liability for the Participant’s exercise of such investment control or for any loss or diminution in value occasioned thereby.
5.05 Voting of Stock
Voting, subscription and all other rights pertaining to shareholders of Qualifying Employer Securities will be passed through to Participants. Before each meeting of shareholders or prior to any deadline for exercising owner’s rights, Popular, Inc. shall cause to be sent to each Participant a copy of any notice and any other information provided to shareholders and, if applicable, a form for instructing the Trustee how to vote at a meeting of shareholders (or any adjournment thereof) the number of full and fractional shares subject to such person’s voting control. The Trustee may establish a deadline in advance of the meeting or other event by which such forms must be received in order to be effective. As soon as practicable after the commencement of a tender or exchange offer for Qualifying Employer Securities, Popular, Inc. shall cause each person with power to control the response to such tender or exchange offer to be advised, in writing, of the terms of the offer and, if applicable, to be provided with a form for instructing the Trustee, or for revoking such instruction, to tender or exchange shares of Qualifying Employer Securities, to the extent permitted under the terms of such offer. In advising such persons of the terms of the offer, Popular, Inc. may include statements from the board of directors of Popular, Inc. setting forth its position with respect to the offer.
If some or all of the Participants have not directed or have not timely directed the Trustee on how to vote or tender, then the Trustee shall vote or tender such Qualifying Employer Securities in the same proportion as those shares of Qualifying Employer Securities for which the Trustee has received proper direction for such matter.
If some or all of the Participants have not directed or have not timely directed the Trustee on with respect to any right, other than a voting right or tender offer, then the Trustee shall not exercise any right with respect to shares of Qualifying Employer Securities for it has not received proper direction for such matter.
If the tender or exchange offer is limited so that all of the shares that the Trustee has been directed to tender or exchange cannot be sold or exchanged, the shares that each Participant directed to be tendered or exchanged shall be deemed to have been sold or exchanged in the same ratio that the number of shares actually sold or exchanged bears to the total number of shares that the Trustee was directed to tender or exchange.
The Trustee shall hold the Participant’s individual directions with respect to any exercise of owner’s rights in confidence and, except as required by law, shall not divulge or release such individual directions to anyone associated with Popular, Inc. Popular, Inc. may require verification of the Trustee’s compliance with the directions received from Participants by any independent auditor selected by Popular, Inc., provided that such auditor agrees to maintain the confidentiality of such individual directions.
Popular, Inc. may develop procedures to facilitate the exercise of voting or tender rights such as the use of facsimile transmissions for Participants located in physically remote areas.
5.06 Valuation
(a) As of each Valuation Date, each Trust Fund shall be valued at its fair market value to reflect the effect of income received and accrued, realized and unrealized profits and losses, and all other transactions since the preceding Valuation Date. Such valuation shall be conclusive and binding upon all persons having an interest in a Trust Fund.
(b) All contributions made on behalf of, or allocated to, a Participant shall be credited to his Account. As of any Valuation Date, the value of a Participant’s Account shall be the value of such Account as of the immediately preceding Valuation Date adjusted to reflect changes in the value of the Trust Funds allocable thereto in accordance with (a) above plus the amount of contributions and forfeitures, if any, credited thereto and less any distributions made there from since the immediately preceding Valuation Date.

5.07 Accounting Procedures
The Plan Administrator shall have complete discretion to establish and utilize an accounting system to account for the interest of each Participant. To the extent permitted by the PR Code and Regulations, the Plan Administrator may change the accounting system from time to time.
5.08 Payment of Expenses
All expenses which arise in connection with the administration of the Plan and the Trust Funds including, but not limited to, the compensation of the Trustees and of any recordkeepers, accountants, counsel, or other persons appointed by the Plan Administrator, Popular, Inc. or the Trustees shall be paid out of the Trust Funds, unless paid by the Employer.
ARTICLE VI
DISTRIBUTIONS
6.01 Distributions on Retirement or Total and Permanent Disability
Each Participant who terminates employment on account of his Retirement or Total and Permanent Disability shall have a nonforfeitable right to receive a distribution of his entire Account. Distribution shall be made in accordance with Sections 6.05 and 6.06.
6.02 Distributions on Death
Upon an Active Participant’s death, his Beneficiary shall have a nonforfeitable right to receive a distribution of the Participant’s entire Account. Upon the death of an Inactive Participant, his Beneficiary shall have a nonforfeitable right to receive that portion of his Account which was vested in accordance with Section 6.03. Distribution shall be made in accordance with Sections 6.05 and 6.06.
6.03 Distribution Upon Termination of Employment
Any Participant who has a Termination of Employment for any reason other than Retirement, Total and Permanent Disability or death, shall have a nonforfeitable right to receive that portion of his Account which is vested in accordance with the following schedule:

Years of Service	Nonforfeitable Vested Interest

Less than 1 year	0%
1 but less than 2 years	20%
2 but less than 3 years	40%

Years of Service	Nonforfeitable Vested Interest

3 but less than 4 years	60%
5 but less than 5 years	80%
5 or more years	100%
Distributions shall be made in accordance with Sections 6.05 and 6.06.
Upon the Termination of Employment of a Participant who is not otherwise 100% vested in his Account, the Plan Administrator shall reflect any prior distributions in determining the Participant’s current vested interest in his Account in order to avoid duplication of payments.
Notwithstanding anything in the Plan to the contrary, former employees of Citibank, N.A. hired by Banco Popular de Puerto Rico pursuant to that certain Asset Purchase Agreement dated August 9, 2007, by and between Citibank, N.A. and Banco Popular de Puerto Rico and former employees of Citigroup Global Markets, Inc. hired by Popular Securities, Inc. pursuant to that certain Asset Purchase Agreement dated August 29, 2007, by and between Citigroup Global Markets, Inc. and Popular Securities, Inc., who become Participants shall be fully vested at all times in the value of their Account.
6.04 Forfeitures
That portion of a Participant’s Account not vested at the date of his Termination of Employment shall be forfeited. Forfeitures shall be used to reduce the Employer’s contribution to the Plan or at the Employer’s discretion redistributed among Participants. A former Participant who returns to employment with the Employer after a Period of Severance of sixty (60) months will receive credit for all his prior years of service for vesting purposes.
If a Participant receives a distribution and resumes employment covered under the Plan before the Participant has a Period of Severance of sixty (60) months, the Employer shall restore to the Employer Contribution Account of such a Participant an amount equal to the dollar amount of the forfeitures from such Account if the Participant repays to the Plan an amount equal to the dollar amount of the distributions from the Participant’s Employer Contribution Account. A repayment must be made before the earlier of (a) 5 years after the first date on which the Participant is subsequently reemployed by the Employer, or (b) the date the Participant incurs a Period of Severance of sixty (60) months following the date of distribution.
6.05 Forms of Payment
Subject to the provisions of Section 6.10, a Participant may elect to receive payment of his vested Account in the following payment forms:
(a) in a one-time partial distribution in shares of Popular, Inc. common stock up to a maximum amount equal to the amount over which income taxes were prepaid pursuant to Act 87 of May 13, 2006, as amended, plus After-Tax Contributions for that portion of the

Participant’s vested Account which is invested in Popular, Inc. common stock; the remaining balance shall be distributed as indicated in (b) and (c) below;
(b) in a lump sum consisting of either:
(i)	all cash; or

(ii)	cash and shares of Popular, Inc. common stock for that portion of the Participant’s vested Account which is invested in Popular, Inc. common stock;
(c) in a series of equal monthly payments of no less than $500 per month; or
(d) a combination of (a), (b) and (c) above.
6.06 Timing of Payment
Subject to the provisions of Section 6.10 a Participant (or Beneficiary) may elect to have payment of his vested Accounts payable to him under this Article VI paid or commence as soon as practicable after:
(a) The date of his death, Retirement, Total and Permanent Disability or other Termination of Employment based on the value of his vested Account determined as of the Valuation Date coincident with or next following such date, or
(b) If such date occurs prior to his Normal Retirement Date, any Valuation Date coincident with or preceding his Normal Retirement Date, based on the value of his vested Account as of such Valuation Date.
In the event that a Participant does not elect the time as of which his distribution is to commence then subject to Section 6.10, his Vested Accounts shall be paid as soon as practicable following his Normal Retirement Date.
A Participant will be given a notice of his right to make an election under this Section within the period beginning no earlier than 90 days before the Valuation Date as of which the Participant’s distribution is to begin and no later than 30 days before this Valuation Date. The Participant’s election (and any spousal consent, if applicable) must be made at least 30 days after the notice is provided unless the Participant has received notice of his or her right to have at least 30 days to review this notice before making an election, the Participant makes an affirmative election prior to the expiration of the 30 days and the distribution of the Participant’s benefit commences more than seven days after such notice is provided.
The Participant (or Beneficiary) shall provide to the Plan Administrator a written election at least 30 days preceding any applicable Valuation Date, indicating the date benefits are to be paid or commence and the form of payment elected.
A Participant’s election regarding the form or timing of the payment of his vested Account cannot be changed on or after the date on which benefit payments have commenced.

6.07 Withdrawal of After-Tax Contributions
Prior to his Termination of Employment, a Participant may elect to withdraw, in cash or shares of Popular, Inc. common stock for that portion of the Participant’s Account relating to After-Tax Contributions which are invested in Popular, Inc. common stock , any or all of the value of his After-Tax Contributions. Withdrawals of After-Tax Contributions shall be limited to once a calendar quarter and may not be in an amount less than $1,000.00. Also, withdrawals of After-Tax Contributions shall be subject to such procedures and conditions as the Benefits Committee may determine, applied to all Participants in a uniform, non-discriminatory manner.
6.08 Hardship Withdrawals
(a) Subject to non-discriminatory, uniform rules prepared by the Plan Administrator, withdrawals may be made from the Employee Contribution Account on account of a hardship. A Hardship Withdrawal of the Employee Contribution Account may be permitted under the following circumstances:
(i)	The distribution is necessary on account of an immediate and heavy financial need of the Participant, and

(ii)	The distribution is necessary to satisfy such financial need.
(b) A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant if the distribution is made on account of:
(i)	Unreimbursed necessary medical expenses as described in Section 1023(aa)(2)(P) of the PR Code previously incurred by the Participant, his spouse, children or any of his dependents (as defined in PR Code Section 1025) or unreimbursable medical expenses described in Section 1023(aa)(2)(P) of the PR Code necessary for such persons to obtain medical care.

(ii)	The down-payment and reasonable closing costs for the purchase (excluding mortgage payments) of the Participant’s first residence.

(iii)	Payment of tuition, related educational fees, excluding books and room and board expenses, for the next 12 months of post-secondary education for the Participant, his or her spouse, children or dependents (as defined in PR Code Section 1025).

(iv)	Payment of funeral expenses due to the death of a participant’s family member.

(v)	A substantial reduction in income due to reasons beyond the control of the participant or his or her spouse.

(vi)	Such other reasons as may be provided by the Puerto Rico Secretary of the Treasury by means of Administrative Determination, Notices or, such other document of general applicability, as approved by the Puerto Rico Subsidiaries Benefits Committee.

(vii)	Such other reasons as may be approved by the Puerto Rico Subsidiaries Benefits Committee.
(c) A distribution will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the requested distribution is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. This determination will be made on the basis of all relevant facts and circumstance. A distribution may be treated as necessary to satisfy a financial need if the Plan Administrator reasonably relies upon the Participant’s representation that the need cannot be relieved:
(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need.

(iii)	By suspension of contributions to the Plan;

(iv)	By distributions or loans from any other plans in which the Participant participates; or

(v)	Commercial loans on reasonable terms.
(d) Hardship distributions shall be made from a Participant’s Account in the following order:
(i)	After-Tax Contributions;

(ii)	After-Tax rollover contributions;

(iii)	Before-tax rollover contribution;

(iv)	Vested unrestricted Profit Sharing Contributions;

(v)	Vested Matching Contributions;

(vi)	Vested restricted Profit Sharing Contributions; and

(vii)	Before-Tax Contributions (subject to a 6-month suspension of future Before-Tax Contributions).
(e) The Plan Administrator shall apply the standards set forth in this Section 6.08 on a uniform and non-discriminatory basis to all such Employees who are Participants in the Plan.
6.09 Commencement of Benefit Payments
Notwithstanding the foregoing, unless the Participant elects otherwise, distribution shall commence no later than the 60th day after the latest of the last day of the Plan Year in which the Participant
(a) attains his Normal Retirement Date
(b) attains his 10th anniversary of Plan participation or
(c) terminates his employment.
6.10 Cash Outs
Notwithstanding any other provision of the Plan, if a Participant’s vested Account determined as of the Valuation Date immediately following his Termination of Employment is $5,000 or less, his vested Account will be distributed to him immediately in one lump sum payment. If the value of the Participant’s vested Account as of such Valuation Date exceeds $5,000 no distribution shall be made to such Participant prior to the date he attains his Normal Retirement Date without his written consent. In the absence of receipt of such consent by the Plan Administrator, distribution to such Participant shall be made in a lump sum as of the Valuation Date coincident with or next following his Normal Retirement Date.

6.11 Direct Rollovers
Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant’s or Beneficiary’s election under this Section 6.12, a Participant or Beneficiary may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant or Beneficiary in a direct rollover:
(a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant,
(b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 1169(a) of the PR Code, an individual retirement annuity described in Section 1169(b) of the PR Code, or a qualified trust described in Section 1165 of the PR Code, that accepts the Participant’s or Beneficiary’s eligible rollover distribution.
(c) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.
6.12 Distributions for Adoption and Fertility Treatment Expenses
Subject to uniform, non-discriminatory rules and procedures established by the Benefits Committee for this purpose, a Participant may request a distribution from the vested portion of his Profit Sharing Account and his Matching Contributions Account to cover the expenses incurred by the Participant:
(a) in the adoption of a child by the Participant or the Participant and his spouse; and
(b) for fertility treatments for the Participant and/or the Participant’s spouse.
Distributions from the Plan to cover adoption and fertility treatment expenses shall be limited to a lifetime maximum of $10,000 for each of these types of expenses per Participant.
ARTICLE VII
PLAN ADMINISTRATION
7.01 Appointment of a Benefits Committee
The Board of Directors of Popular, Inc. shall appoint a Benefits Committee which shall be the plan administrator and named fiduciary under ERISA. The Benefits Committee shall consist of five or more persons and shall serve at the pleasure of, and may be removed at any time by, Popular, Inc. The Board of Directors of Popular, Inc. shall designate one of such persons to serve as Chairman. Participants may be members of the Benefits Committee. No member of the Benefits Committee shall receive compensation for his services as such.

The Benefits Committee may delegate to an Administrative Committee the day to day duties of administering the Plan pursuant to a charter adopted by the Board of Directors of Popular, Inc. for such purposes.
7.02 Operation of the Benefits Committee
A majority of the members of the Benefits Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Benefits Committee shall be by vote of a majority of its members present at any meeting, or without a meeting, by instrument in writing signed by all its members.
The Chairman of the Benefits Committee shall appoint a Secretary who may but need not be a member of the Benefits Committee. The Benefits Committee may delegate any of its powers or duties among its members or to others as it shall determine. It may authorize one or more of its members to execute or deliver any instrument or to make any payment in its behalf. It may employ such counsel, agents, clerical, accounting and actuarial services as it may require in carrying out the provisions of the Plan, and to the extent permitted by law it shall be entitled to rely upon all tables, valuations, certificates, opinions, or other reports furnished by such persons.
7.03 Powers and Duties of the Benefits Committee
Pursuant to a charter adopted by the Board of Directors of Popular, Inc. for such purposes, the Benefits Committee shall have all powers necessary to administer the Plan except to the extent any such powers are vested in any other fiduciary by the Plan or by the Benefits Committee. The Benefits Committee may from time to time establish rules for the administration of the Plan, and it shall have the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration and operation of the Plan. The Benefits Committee’s rules, interpretations and decisions shall be applied in a uniform manner to all Employees similarly situated and shall be conclusive and binding on the Employer and on Participants and Beneficiaries to the extent permitted by law.
The Benefits Committee shall compute and certify to the Trustees the amount of retirement benefits payable under the provisions of the Plan to any Participant terminating his employment with a retirement benefit or to any Beneficiary.
7.04 Delegation of Responsibility
Each fiduciary shall discharge his duties with respect to the Plan solely in the interest of the Participants and Beneficiaries, for the exclusive purpose of providing benefits to such persons and defraying reasonable expenses of administering the Plan, while using the care, skill, prudence, and diligence, under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.
The members of the Benefits Committee and any person to whom the Benefits Committee may delegate any of its powers under the Plan may employ persons to render advice with regard to any responsibility he has under the Plan. No fiduciary shall be liable for any act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is allocated to such other person by or pursuant to the Plan, except to the extent required by Section 405 of ERISA.
7.05 Indemnification of the Benefits and Investment Committees
Popular, Inc. may indemnify each member of the Benefits Committee and the Investment Committee against all liabilities and expenses, including attorneys’ fees, reasonably incurred by him in connection with any legal action to which he may be a party, or any threatened legal action to which he might have become a party, by reason of his membership in the Benefits Committee, the Investment Committee or both, except with regard to any matters as to which he shall be adjudged to be liable for willful misconduct in the performance of his duties as such a member.
ARTICLE VIII
CLAIMS PROCEDURE
8.01 Notification of Benefit Eligibility
The Plan Administrator shall notify Participants of the retirement benefits to which they are entitled as soon as is practical following each Participant’s Termination of Employment. Filing of a claim shall not be required for benefit commencement.
8.02 Initial Review of Claims
If a Participant or Beneficiary has reason to believe that he is entitled to retirement benefits from the Plan in excess of those about which he is notified in accordance with Section 8.01, he may file a claim in writing with the Plan Administrator.
If the Plan Administrator denies the claim, the claimant shall be notified in writing of the denial within 90 days after the Plan Administrator’s receipt of the claim (unless the Participant is given written notification within the initial 90 days that an extension of not more than 90 days is needed). The notice shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) set forth the specific reason or reasons for the denial, (b) make reference to the pertinent provisions of the Plan on which the denial is based, (c) describe any additional material or information that should be received before the claim request may be acted upon favorably, and explain why such material or information, if any, is needed and (d) inform the person making the claim of his right to request a review of the decision by the Plan Administrator.

8.03 Review of Claim Denial
Any person who believes that he has submitted all available and relevant information may request a review of the denial of his claim by the Plan Administrator by submitting a written request for review within 60 days after the date on which such denial is received. This period may be extended by the Plan Administrator for good cause shown. The person making the request for review may examine pertinent Plan documents. The request for review may discuss any issues relevant to the claim.
The Plan Administrator shall decide whether or not to grant the claim within 60 days after receipt of the request for review, but this period may be extended for up to an additional 60 days in special circumstances. The Plan Administrator’s decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and, shall include specific reasons for the decision, and shall refer to the pertinent provisions of the Plan on which the decision is based.
ARTICLE IX
AMENDMENT OR TERMINATION OF THE PLAN OR DISCONTINUANCE OF
CONTRIBUTIONS
9.01 Right to Amend or Terminate the Plan
(a) Popular, Inc. may amend the Plan, retroactively or otherwise, at any time. No such amendment may have the effect of vesting in the Employer any part of the Trust Fund, or of diverting any part of the Trust Fund to purposes other than for the exclusive benefit of Participants and Beneficiaries, until all liabilities with respect to such persons have been satisfied or provided for. No amendment shall deprive any Participant or Beneficiary of any retirement benefit therefore vested in him.
In addition, no Plan amendment shall have the effect of decreasing the accrued benefit (except as permitted under Section 204(g) of ERISA) of anyone who is a Participant on the date the amendment is adopted or becomes effective, whichever is later. For purposes of this paragraph, a plan amendment which has the effect of (i) eliminating or reducing an early retirement benefit or a retirement-type subsidy, or (ii) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment shall be treated as reducing accrued benefits.
The continuance of the Plan and the payment of contributions under the Plan are entirely voluntary and are not assumed as contractual obligations of Popular, Inc. or an Employer. Popular, Inc. reserves the right to terminate the Plan in whole or in part or to discontinue contributions thereunder. Each employer reserves the right to terminate the Plan in whole or in part with respect to its Employees or to discontinue contributions thereunder.
(b) Amendment to Vesting Provisions. If the vesting provisions of this Plan are amended, (i) any Participant who, as of the end of the election period described below had been credited with at least three Years of Service may irrevocably elect to have his nonforfeitable interest computed without regard to the amendment and (ii) a Participant’s nonforfeitable interest shall not be less than his nonforfeitable percentage computed under the Plan without regard to such amendment. Notice of the amendment and the availability of the election shall be given to each such Participant, and the election may be exercised by the Participant by notice to the Plan Administrator within 60 days after the later of (i) the Participant’s receipt of the notice, (ii) the day the amendment is adopted or (iii) the effective date of the amendment.
(c) Amendment to Maintain Qualified Status. Notwithstanding anything to the contrary in Section 8.01, Popular, Inc. in its discretion, may make any modifications or amendments to the Plan, retroactively or prospectively, which it deems appropriate to establish or maintain the Plan and the Trust Agreement as a qualified employees’ plan and tax-exempt trust under Sections 1165(a) and (e) of the PR Code.
9.02 Result of Termination
(a) Upon termination of the Plan as to any Employer, such Employer shall not make any further contributions under the Plan and no amount shall thereafter be payable under the Plan to or in respect of any Participants then employed by such Employer except as provided in this Article IX. To the maximum extent permitted by ERISA, the rights of Participants no longer employed by such Employer and former Participants and their Beneficiaries under the Plan shall be unaffected by such termination and any transfers, distributions or other dispositions of the assets of the Plan as provided in this Article IX shall constitute a complete discharge of all liabilities under the Plan with respect to such Employer’s participation in the Plan and any Participant then employed by such Employer.
(b) The interest of each such Participant in service with such Employer as of the termination date in his Account, after payment of or provision for expenses and charges and appropriate adjustment of the Accounts of all such Participants for expenses, charges, forfeitures and profits and losses, shall be nonforfeitable as of the termination date, and upon receipt by the Plan Administrator of Puerto Rico Department of the Treasury approval of such termination, the full current value of such amount shall be paid from the Trust Fund in the manner described in Article VI or transferred to a successor employee benefit plan which is qualified under PR Code Section 1165 or to an individual retirement arrangement described in PR Code Section 1169; provided, however, that in the event of any transfer of assets to a successor employee benefit plan the provisions of Section 10.04 will apply.
(c) All determinations, approvals and notifications referred to above shall be in form and substance and from a source satisfactory to counsel for the Plan. To the maximum extent permitted by ERISA, the termination of the Plan as to any Employer shall not in any way affect any other Employer’s participation in the Plan.
ARTICLE X
MISCELLANEOUS PROVISIONS
10.01	Contract of Employment
The Plan shall not be deemed to constitute a contract between any Employee and the Employer or to be a consideration or an inducement to any Employee for his employment by the Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge or to terminate the employment of an Employee at any time without regard to the effect of such action on his rights under the Plan. No Participant or Beneficiary shall have any rights against the Employer for benefits payable under the Plan other than rights, if any, which he may have with respect to the Trust Fund.
10.02 Furnishing of Information
Unless otherwise expressly provided in the Plan, all benefits to which any Participant may be entitled shall be determined in accordance with the provisions of the Plan as in effect on such Participant’s Severance from Service Date. In order to receive any benefits under the Plan, a Participant must furnish the Plan Administrator with such information as may reasonably be required for purposes of the proper administration of the Plan.
10.03 Assignment or Alienation of Benefits
Any benefit payable under the Plan shall not be subject in any manner to assignment, alienation, anticipation, sale, transfer, pledge, encumbrance, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized except to such extent as may be required by law.
10.04 Merger of Plans
In the event of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other qualified plan, each Participant shall (if such other plan then terminates) be entitled to receive a benefit immediately after any such merger, consolidation or transfer which is equal to or greater than the benefit to which he would have been entitled immediately before such merger, consolidation or transfer (if the Plan had then terminated).
10.05 Substitute Payee
If a Participant or Beneficiary entitled to receive any retirement benefits from the Plan is in his minority, or is, in the judgment of the Plan Administrator , legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Plan Administrator may make distributions to his legally appointed guardian, or to such other person, persons or institutions as it may judge to be then maintaining or to have custody of the Payee.
10.06 Domestic Relations Order
For purposes of this Article X, a Domestic Relations Order shall refer to a judgment, decree or order (including the approval or a property settlement) that is made pursuant to a state domestic relations or community property law, and which relates to the provisions of child support, alimony payments, or marital property rights to a spouse, child or other dependent of a Participant.

10.07 Qualified Domestic Relations Order
For purposes of this Article X, a Qualified Domestic Relations Order shall refer to a Domestic Relations Order that (a) clearly specifies (i) the name and last known mailing address of the Participant and of each person given rights under such Domestic Relations Order, (ii) the amount or percentages of the Participant’s benefits under this Plan to be paid to each person covered by such Domestic Relations Order, (iii) the number of payments or the period to which such Domestic Relations Order applies, and (iv) the name of this Plan; and (b) does not require the payment of a benefit in a form or amount that is (i) not otherwise provided for under the Plan, or (ii) inconsistent with a previous Qualified Domestic Relations Order. A Domestic Relations Order shall not be considered to be a Qualified Domestic Relations Order merely because it requires a distribution to a person, other than a Participant, (or the segregation of accounts pending distribution to such other person), before the Participant is otherwise entitled to a distribution under the Plan.”
10.08 Procedures involving Domestic Relations Orders
Notwithstanding the provisions of Section 10.03 to the contrary, upon receiving a Domestic Relations Order, the Plan Administrator shall segregate in a separate account or in an escrow account the amounts payable to any person pursuant to such Domestic Relations Order, pending a determination whether such Domestic Relations Order constitutes a Qualified Domestic Relations Order, and shall give notice of the receipt of the Domestic Relations Order to the Participant and each other person affected thereby.
If, within 18 months after receipt of such Domestic Relations Order, it is determined by the Plan Administrator, by a court of competent jurisdiction, or otherwise, that such Domestic Relations Order constitutes a Qualified Domestic Relations Order, the Plan Administrator shall direct the Trustee to segregate the amounts (plus any interest thereon) in an account for the person (or persons) entitled thereto under the Qualified Domestic Relations Order. Such individual shall, thereafter, be considered a terminated vested Participant under the Plan. If it is determined that the Domestic Relations Order is not a Qualified Domestic Relations Order or if no determination is made within the prescribed 18-month period, the segregated amounts shall be desegregated as though the Domestic Relations Order had not been received, and any later determination that such Domestic Relations Order constitutes a Qualified Domestic Relations Order shall be applied only with respect to benefits on the date of such determination.
The Plan Administrator shall be authorized to establish such reasonable uniform, non-discriminatory administrative procedures as is deemed necessary or appropriate to administer this Section 10.08. This Section 10.08 shall be construed and administered so as to comply with the requirements of Section 206(d)(3) of ERISA.
10.09 Gender and Number
The masculine pronoun, whenever used herein, shall include the feminine pronoun, and the singular number shall include the plural number, unless the context of the Plan clearly indicates otherwise.

10.10 Governing Law
The Plan shall be governed by the laws of the Commonwealth of Puerto Rico to the extent not preempted by applicable Federal law.
IN WITNESS WHEREOF, Popular, Inc. has caused this Plan to be executed as of this 20th day of May, 2008.

By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón Méndez
	Title:	Executive Vice President

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
AMENDMENT 1
     The Popular, Inc. Puerto Rico Savings and Investment Plan (the “Plan”) is hereby amended as of the date indicated in each individual amendment.
     1. Effective January 1, 2009, the first full sentence of the first paragraph of Section 3.01(b) of the Plan is amended to read as follows:
“(b) Before-Tax Contributions. Subject to the limitations set forth below, each Participant may elect that his Employer contribute directly to the Plan an amount equal to a whole percentage of his Compensation, not less than 1% nor greater than 70% which amount shall be his Before-Tax Contribution.”

By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón Méndez
	Title:	Executive Vice Presidente

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
AMENDMENT 2
     The Popular, Inc. Puerto Rico Savings and Investment Plan (the “Plan”) is hereby amended as of the date indicated in each individual amendment.
     1. Effective March 20, 2009, the Plan is amended to add the following sentence at the end of Section 4.02:
“Effective March 20, 2009, Matching Contributions to the Plan will be suspended with respect to Before-Tax Contributions to the Plan made from Compensation earned on and after March 20, 2009.”

By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón Méndez
	Title:	Executive Vice Presidente

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
AMENDMENT 3
     The Popular, Inc. Puerto Rico Savings and Investment Plan (the “Plan”) is hereby amended as of the date indicated in each individual amendment.
     1. Effective July 1st, 2009, the Plan is amended to restate Section 6.05:
          6.05 Forms of Payment
(a)	Subject to the provisions of Section 6.10, a Participant may elect to receive payment of his vested Account in the following payment forms:
(i)	in a one time partial distributions in shares of Popular, Inc. common stock in a maximum amount equal to the amount over which income taxes were prepaid pursuant to Act 87 of May 13, 2006, as amended plus, After-Tax Contributions for that portion of the Participant’s vested Account which is invested in Popular, Inc. common stock;

(ii)	in a lump sum consisting of either:
(A)	all cash; or

(B)	cash and shares of Popular, Inc. common stock for that portion of the Participant’s vested Account which is invested in Popular, Inc. common stock;
(iii)	in a series of equal monthly payments of no less than $500 per month; or

(iv)	a combination of (i), (ii) and (iii) above.
(b)	Participants who elects to receive their distribution in the form provided in Section 6.05(a)(iii) or in the form provided in Section 6.05(a)(iv), if such election includes a series monthly payments described in 6.05(a)(iii), may change the amount of their equal monthly payments or elect another type of available distribution once every Plan Year, provided that such an election shall not take effect until the later to occur of (i) the first day of the seventh month following the date of the election or, (ii) the first day of the Plan Year following the Plan Year in which the election was made.
     2. Effective July 1st, 2009, the last paragraph of Section 6.06(b) is amended to read as follows:
A Participant who has elected to receive his distribution in the form provided in Section 6.05(a)(i) or Section 6.05(a)(ii) may not change their election on or after the date on which benefit payments have commenced. A Participant who has elected to receive his distribution in the form provided in Section 6.05(a)(iii) or in the form provided in Section 6.05(a)(iv), if such election includes a series monthly payments described in 6.05(a)(iii), may change the amount of their equal monthly payments or elect another type of available distribution on or after the date on which benefit payments have commenced once every Plan Year, provided that such an election shall not take effect until the later to occur of (i) the first day of the seventh month following the date of the election or, (ii) the first day of the Plan Year following the Plan Year in which the election was made.

By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón Méndez
	Title:	Executive Vice Presidente